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                                                                    EXHIBIT 99.1



[CINCINNATI BELL LOGO]                           [IXC COMMUNICATIONS, INC. LOGO]




CONTACTS:
CINCINNATI BELL                     IXC
Wayne Buckhout (media)              Melissa Jackson (media)
(513) 397-1081                      (512) 231-5247
wbuckhout @ cinbell.com             mjackson @ ixc-comm.com

Hugh Anderson (investors)           Greta Wiechman (investors)
(513) 397-7877                      (512) 427-3751
handerson @ cinbell.com             gwiechman @ ixc-comm.com

                 SHAREHOLDERS APPROVE CINCINNATI BELL-IXC MERGER

                              FOR IMMEDIATE RELEASE

         CINCINNATI, OHIO, AND AUSTIN, TEXAS, October 29, 1999 -- Shareholders of Cincinnati Bell Inc. (NYSE: CSN) and IXC Communications, Inc. (NASDAQ:IIXC) today approved proposals clearing the way for Cincinnati Bell to acquire IXC.

         Cincinnati Bell shareholders meeting in Cincinnati voted overwhelmingly in favor of a proposal to issue additional Cincinnati Bell common shares to IXC shareholders in the merger. The share authorization was the only issue voted on at the meeting.

         At a separate meeting in Austin, IXC shareholders overwhelmingly approved each of two proposals submitted for their vote. One proposal was to adopt the merger agreement; the second was to approve a reorganization of IXC that will facilitate the merger.

         "Rick Ellenberger, president and CEO of Cincinnati Bell, said "I welcome the support of Cincinnati Bell and IXC shareholders for our plan to combine these two companies into a leading national provider of communications services. We are ready to complete this transaction and create more value for our customers and our shareholders."

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         The Federal Communications Commission and most states have approved the merger. Cincinnati Bell expects to complete it soon, but in any case before the end of 1999.

                                   * * * * * *

         Cincinnati Bell provides competitive local, long distance, wireless, data, e-commerce, Internet and directory services to communications customers in the Cincinnati, Ohio, metropolitan area and in other Midwest and southeast markets. Cincinnati Bell is on the web at www.cinbellinc.com

         IXC's network-based delivery solutions are designed to address the speed and capacity requirements of the communications market. IXC offerings include private line, fast packet (ATM and frame relay), Internet and long distance switched and dedicated services. IXC Communications, Inc. is at the forefront of the industry's new class of emerging domestic carriers. IXC is a publicly traded company listed on Nasdaq under the symbol IIXC. For more information, visit IXC's Web site at www.ixc-comm.com.

Note:

Information included in this news release contains forward-looking statements that involve potential risks and uncertainties for Cincinnati Bell and for IXC Communications. The future results of Cincinnati Bell or IXC could differ materially from those discussed herein. Factors that could cause or contribute to such differences include, but are not limited to, difficulties in completing or integrating acquisitions, Year-2000 compliance, and other factors disclosed in Cincinnati Bell's and IXC's most recent S-4, 10-Q and 10-K reports to the SEC.

                                       ###